Exhibit 99.1

(1)          This option to purchase 14,016 shares of common stock of Hughes Telematics, Inc. (formerly Polaris Acquisition Corp., the “Issuer”) was issued to Mr. Africk upon the closing of the merger of Hughes Telematics, Inc. (“Merged Co”), with and into the Issuer on March 31, 2009 (the “Merger”), in exchange for options to purchase common stock of Merged Co formerly held by Mr. Africk that were cancelled upon the closing of the Merger.  This option vests in four equal installments.  The first installment vested and became exercisable on November 30, 2008, and the next three installments vest and become exercisable on November 30, 2009, November 30, 2010 and November 30, 2011.

(2)          This option to purchase 46,941 shares of common stock of the Issuer was also issued to Mr. Africk upon the closing of the Merger, in exchange for options to purchase common stock of Merged Co formerly held by Mr. Africk that were cancelled upon the closing of the Merger.  This option will vest and become exercisable in three tranches: (i) the first tranche of the option for the purchase of 40% of such shares will vest if the trading price of the Issuer’s common stock equals or exceeds $20.00 for any 20 trading days within a 30 trading-day period between the first and fifth anniversaries of the closing of the Merger; (ii) the second tranche of the option for the purchase of 30% of such shares will vest if the trading price of the Issuer’s common stock equals or exceeds $24.50 for any 20 trading days within a 30 trading-day period between the second and fifth anniversaries of the closing of the Merger; and (iii) the third tranche of the option for the purchase of 30% of such shares will vest if the trading price of the Issuer’s common stock equals or exceeds $30.50 for any 20 trading days within a 30 trading-day period between the third and fifth anniversaries of the closing of the Merger.  If any of the stock price targets are not achieved and all or a portion of the option has not vested and become exercisable by the fifth anniversary of the closing of the Merger, all portions of the option not vested will terminate.  If the stock price targets are achieved, the option will also be subject to vesting in the same manner as the option described in footnote 1 above.  To the extent the option vests, the vested portion of the option will expire, if not exercised, on November 30, 2017.